                                                                     Exhibit 2.5



The following exhibit no. 2.5 constitutes a fair and accurate English translation of the original copy of this document.


                               /s/ Michael P. Chitty
                               ----------------------------------------
                               Michael P. Chitty
                               Company Secretary of Willis Corroon Group Limited

                                                                     Translation

                        No. 56 of Deed Register for 1998

                                 R e c o r d e d

                                       in

                      Frankfurt am Main on 22 January 1998

                      Before the undersigned Notary Public
                  in the district of the Higher Regional Court
                                Frankfurt am Main

                                 Dr. Gunter Paul

                        with office in Frankfurt am Main,
                          Darmstadter Landstrasse 125,
                 appeared today with the request of notarization
                                     of the

                               Framework Agreement

                              ---------------------

                    JASPERS INDUSTRIE ASSEKURANZ GMBH & CO KG

                        WUPPESAHL & CO. ASSEKURANZMAKLER

personally known to the acting notary public or identified by valid Federal German Identity Card:

1.    for Frau Doris Ballauff, Inselstrasse 27, 22297 Hamburg,

      the lawyer Dr. Christian von Oertzen, business address: Darmstadter Landstrasse 125, 60598 Frankfurt am Main,

      pursuant to a power of attorney of 22 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 1.

2.    for Herr Michael Emken, Parkallee 65, 20144 Hamburg,

      the lawyer Dr. Christian von Oertzen, business address: Darmstadter Landstrasse 125, 60598 Frankfurt am Main,

      pursuant to a power of attorney of 22 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 2.

3.    for Frau Irene Koenig, Fuchshohl 5, 65812 Bad Soden,

      the lawyer Dr. Christian von Oertzen, business address: Darmstadter Landstrasse 125, 60598 Frankfurt am Main,

      pursuant to a power of attorney of 22 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 3.

4.    for Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main,

      the lawyer Dr. Christian von Oertzen, business address: Darmstadter Landstrasse 125, 60598 Frankfurt am Main,

      pursuant to a power of attorney of 22 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 4.

5.    for Carl Jaspers Sohn GmbH, Gruneburgweg 102, 60323 Frankfurt am Main,

      the lawyer Dr. Christian von Oertzen, business address: Darmstadter Landstrasse 125, 60598 Frankfurt am Main,

      pursuant to a power of attorney of 22 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 5.

6. for Jaspers Industrie Assekuranz GmbH & Co. KG, Gruneburgweg 102, 60323 Frankfurt am Main,

      the lawyer Dr. Christian von Oertzen, business address: Darmstadter Landstrasse 125, 60598 Frankfurt am Main,

      pursuant to a power of attorney of 22 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 6.

7. for Industrie Assekuranz Gesellschaft mit beschrankter Haftung, Gruneburgweg 102, 60323 Frankfurt am Main,

      the lawyer Dr. Christian von Oertzen, business address: Darmstadter Landstrasse 125, 60598 Frankfurt am Main,

      pursuant to a power of attorney of 22 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 7.

8.    for Willis Corroon GmbH, Warburgstrasse 50, 20354 Hamburg,

      the lawyer Dr. Holger Iversen, business address: Warburgstrasse 50, 20354 Hamburg,

      pursuant to a the power of attorney of 20 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 8.

9.    for C. Wuppesahl & Co. Assekuranzmakler, Herrlichkeit 1, 28199 Bremen,

      the lawyer Dr. Christian von Oertzen, business address: Darmstadter Landstrasse 125, 60598 Frankfurt am Main,

      pursuant to a power of attorney of 21 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 9.

10.   for C. Wuppesahl Management GmbH, Herrlichkeit 1, 28199 Bremen,

      the lawyer Dr. Christian von Oertzen, business address: Darmstadter Landstrasse 125, 60598 Frankfurt am Main,

      pursuant to a power of attorney of 21 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 10.

11.   for C. Wuppesahl, Herrlichkeit 1, 28199 Bremen,

      the lawyer Dr. Christian von Oertzen, business address: Darmstadter Landstrasse 125, 60598 Frankfurt am Main, pursuant to a power of attorney of 22 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 11.

12. for Achtundsechzigste Verwaltungsgesellschaft Dammtor mbH, Warburgstrasse 50, 20354 Hamburg,

      the lawyer Dr. Holger Iversen, business address: Warburgstrasse 50, 20354 Hamburg,

      pursuant to a power of attorney of 20 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 12.

13.   for Willis Corroon Group plc, Ten Trinity Square, London EC3P 3AX,
      England,

      the lawyer Dr. Holger Iversen, business address: Warburgstrasse 50, 20354 Hamburg,

      pursuant to a power of attorney of 20 January 1998 granted to him which was at hand on notarization and is attached to this record as ANNEX 13.

According to all powers of attorney the persons appeared are exempted from the restrictions of ss. 181 BGB.

The Appeared declared for the record the following

                       Framework Agreement for the Merger

                           of the limited partnership
                   Jaspers Industrie Assekuranz GmbH & Co. KG,
                                Frankfurt am Main
                           and the general partnership
                   C. Wuppesahl & Co. Assekuranzmakler, Bremen

                                   I. Preamble

(1) Shareholders of Jaspers Industrie Assekuranz GmbH & Co. KG - hereinafter referred to also as "JIA" - are:

      a)    as general partner:

            Industrie-Assekuranz Gesellschaft mit beschrankter Haftung, with seat in Frankfurt am Main - hereinafter referred to also as "IAG" -

      b)    as limited partners:

            1.    Frau Doris Ballauff

            2.    Herr Michael Emken

            3.    Frau Irene Koenig

            4.    Deutsche Bank AG - hereinafter referred to also as "DB" -

            5. Alexander & Alexander International Inc. - hereinafter referred to also as "A & A" -

(2) Shareholders of the C. Wuppesahl & Co. Assekuranzmakler - hereinafter referred to also as "Wuppesahl" - are:

      a) Willis Corroon GmbH, with seat in Hamburg, - hereinafter referred to also as "WCG" -

      b)    C. Wuppesahl, with seat in Bremen,

      c)    C. Wuppesahl Management GmbH, with seat in Bremen.

(3) A & A withdraws from JIA and its general partner IAG effective on December 31, 1997. Willis Corroon Group plc - hereinafter referred to as "WC" - is taking over the shares through 68. Verwaltungsgesellschaft Dammtor mbH with seat in Hamburg - hereinafter referred to also as "Dammtor" - (see below section II).

(4) After A & A's withdrawal JIA will be converted into a consolidated unit company (Einheitsgesellschaft) in such way that all shareholders of JIA contribute their shares in the general partner IAG to JIA (see section III below).

(5) With effect of January 01, 1998, JIA and Wuppesahl will merge into a limited partnership with the corporate name Jaspers Wuppesahl Industrie Assekuranz GmbH & Co. KG - hereinafter referred to also as "JWIA" - (see section IV below).

(6) In course of the merger WCG acquires from the limited partners Frau Irene Koenig, Frau Doris Ballauff and Herr Michael Emken - hereinafter referred to also as "JIA-Family Shareholders" - supplementary limited partnership shares to increase its and/or Dammtor's limited partner contribution from 20% in the limited partnership capital in the merged company JWIA by 10% to 30% (see section IV, below, paras 1 and 2).

(7) As of December 31, 1998/1 January 1999, DB sells and transfers its shares in the merged company to WCG (see section IV, below, paras 3 and 4).

(8) The existing corporation agreement between A & A and JIA is not terminated because of the withdrawal of A & A from JIA.

                            II. Repurchase of Shares

(1)   WC causes Dammtor to conclude with A & A in a separate document

                           - pursuant to ANNEX II.1 -

      a purchase and transfer agreement concerning shares in IAG and JIA and to file without delay the change of the limited partners for registration with the commercial register of the Local Court Frankfurt am Main. All other partners are obliged to sign the application.

(2) The approvals of IAG and JIA to the share transfer in para. 1 as well as the waiver of the shareholders of all their possible rights of first refusal and similar rights are attached to this agreement as

                            - ANNEX II.2 and II.3 -.

(3)   Furthermore, the shareholders of JIA are concluding

                           - pursuant to ANNEX II.4 -

      a special agreement on the distribution of the business profit for 1997.

(4) Dammtor is entitled and obliged to transfer its shares to WCG once the merger according to section IV has become effective. Until the shares are transferred Dammtor and WCG will be regarded as one shareholder.

                          III. CONVERSION of JIA into a
                            CONSOLIDATED UNIT COMPANY
                            ("Einheitsgesellschaft")

(1) The limited partners of JIA, Frau Irene Koenig, Frau Doris Ballauff, Herr Michael Emken, DB, Carl Jaspers Sohn GmbH - hereinafter referred to also as "Jaspers" - as well as Dammtor agree in a separate document

                           - pursuant to ANNEX III.1 -

      to transfer all of their shares in IAG (as general partner of JIA) to JIA immediately after the withdrawal of A & A and the joining of Dammtor as successor in interest of A & A has been recorded in the commercial register; Jaspers is thereby acting on behalf of Frau Doris Ballauff.

(2) Together with the transfer of the shares of the general partner to the limited partnership the articles of association of IAG are in a separate document

                           - pursuant to ANNEX III.2 -

      completely redrafted and the new version is filed without delay for registration with the commercial register.

(3) The advisory board approved the conversion of JIA into a consolidated unit company and the acquisition of the shares in IAG by JIA.

                         IV. MERGER of JIA and WUPPESAHL

(1) Immediately after the withdrawal of A & A (see II, above), and the conversion of

      JIA into a consolidated unit company (see III above), JIA and Wuppesahl oblige themselves to conclude a merger contract pursuant to the draft in

                                 - ANNEX IV.1 -

      and to merge both enterprises into one limited partnership under the corporate name Jaspers Wuppesahl Industrie Assekuranz GmbH & Co. KG. The merger shall take place according to the provision of the draft unless discussions of the draft with the works council require amendments. The contracting parties will then conclude the contract with the so agreed amendments.

(2) The registered seat of the merged company shall be Frankfurt am Main and Bremen. If one of the commercial registers refuses to register the double seat (Doppelsitz) the only registered seat shall be Frankfurt am Main.

(3) The shareholders of JIA and Wuppesahl will agree to the merger contract in separate shareholders resolutions

                       - pursuant to ANNEXES IV.2a and b -

(4) The shareholders of JIA and Wuppesahl undertake to conclude the articles of association of JWIA pursuant to

                                 - ANNEX IV.3 -

      For the business years 1998, 1999 and 2000 the profit of the company shall be - different from the articles of association - distributed as follows:

      1. The shareholders of Wuppesahl (except WCG) receive an advance profit payment (Vorabgewinn) in the amount of 7.5% of the distributable profits.

      2. The shareholder WCG (including Dammtor) receives his shares in the profit according to the articles of association calculated on the total distributable profit.

      3. The remaining profits after subtraction of the Vorabgewinn as well as the profit share of WCG (including Dammtor) is distributed among the shareholders (without WCG and Dammtor) according to their participation in the company.

(5) The shareholders of JIA and Wuppesahl undertake to conclude the internal rules of the advisory board of the merged company pursuant to

                                 - ANNEX IV.4 -.

(6) Mr. Georg Abegg, Herrlichkeit 1, 28199 Bremen, is appointed as further managing director (Geschaftsfuhrer) of IAG. He shall represent the company together with another Geschaftsfuhrer or Prokurist. A respective shareholder resolution of IAG is hereby concluded.

(7) Up to the date of the merger of JIA and Wuppesahl is completed their managements agree as follows:

      1. The managing directors shall form a working group with the function to jointly manage both companies.

      2. The joint management shall conduct and also represent the enterprises up to the completion of the merger, as far as legally admissible, as one company. Thereby the future provisions of the articles of association of the limited partnership shall apply already now analogously inter partes to management powers and approval requirements.

      3. The shareholders of JIA shall already appoint the JIA advisory board in accordance with the future provisions in the articles of association of the merged company JWIA.

                       V. ADDITIONAL ACQUISITION of SHARES

(1) At the same time of the merger the shareholders Frau Irene Koenig, Frau Doris Ballauff and Herr Michael Emken shall assign in a separate document

                            - pursuant to ANNEX V.1 -

      in proportion of their limited capital shares to WCG such number of proportionate shares so that WCG together with Dammtor holds in toto a limited capital share of 30% in the merged company JWIA.

(2)   At the same time of the merger Frau Doris Ballauff, Herr Michael Emken and
      C. Wuppesahl Management GmbH shall assign in a separate document

                            - pursuant to ANNEX V.2 -

      in proportion of their limited capital shares to Wuppesahl such number of proportionate shares respectively C. Wuppesahl Management GmbH all its shares so that Wuppesahl holds in total a limited capital share of 22% in the merged company JWIA.

(3) As of December 31, 1998 / January 1, 1999, the shareholder DB sells and transfers in a separate document

                            - pursuant to ANNEX V.2 -

      its shares in the merged company to WCG.

                              VI. JOINT PROVISIONS

(1) As far as after this Framework Agreement limited partnership shares are transferred or merged, the shareholders of the company whose shares are involved in the transfer or merger make warranties and representations to the other contracting parties

                           - pursuant to ANNEX VI.1 -;

      meaning that

      a) to the extent transfers have taken place the contracting parties to the transfer make the warranties and representations; regarding the share transfer from A & A to Dammtor according to section II also the JIA-Family Shareholders and DB, and

      b) as far as companies were merged, the shareholders who took part in the merger make the warranties and representations,

      unless it has been agreed expressly otherwise in the present Framework Agreement or its Annexes.

(2) All warranties and representations are given for the point in time when this agreement is signed.

(3) Warranties and representations are true only if they are appropriate, complete and correct in every respect, unless it has been agreed expressly otherwise in this agreement and its annexes.

(4) As far as reference is made to subjective knowledge within the scope of warranties and representations a written enquiry of the declaring party must be made with the management concerned.

(5) Each contracting party shall declare the warranties and representations as his own personal declarations, also in such cases where the declaration is made jointly with other contracting parties. Knowledge of one contracting party shall not be attributed to the other party because the parties have given jointly warranties and representations.

(6) As regards the warranties and representations in connection with the merger of the companies, facts which were notified to BDO Deutsche Warentreuhand AG Wirtschaftsprufungsgesellschaft in the course of their investigations for their expert opinion of 22 May 1997 on the ratio between the companies, and facts which were notified to the certified public accountants of one party in the course of their examinations shall be considered as notified to the other contracting party within the scope of warranties and representations.

(7) WC guarantees the contracting parties the proper fulfillment of all commitments under this contract and the exercise of rights as set forth in this contract through Dammtor and WCG.

(8) If any of the representations and warranties is untrue, incomplete or misleading in any respect the person liable therefore shall pay to JWIA such sum as may be sufficient to place JWIA in the position it would have been if the representations and warranties have been true, complete and not misleading.

(9) Any claims resulting from any of the representations and warranties being untrue, inadequate or misleading shall be time-barred by 31 December 1999, unless

      a) such claim has been notified to the other party before 31 December 1999 in writing, and

      b) within six months after the notification the parties have agreed on the claim or arbitration proceedings have commenced. For claims resulting from any of the representations and warranties contained in ANNEX VI.1 No. 7 (taxes) the period for notification shall not expire before the expiry of six months after the day on which a tax assessment giving rise to the claim became final.

(10) All companies and shareholders hereby declare their approval to the transfer in section II (repurchase of shares), section III (conversion of JIA into a consolidated unit company) and section V (additional acquisition of shares) and waive any preemption rights they may have.

(11) As far as under this agreement shareholder resolutions of IAG and/or JIA are concluded at a time when A & A still is a shareholder Dammtor also acts as agent without authority of A & A and hereby declares the approval of such resolutions for the time when it becomes shareholder of the company.

(12) All declarations in this contract including its annexes are subject to the condition precedent that the repurchase agreement according to section II is concluded.

                        VII. NOTICE TO THE CARTEL OFFICE

The merger according to III to V has to be notified according to ss. 24a GWB. All respective agreements are therefore subject to the condition precedent that the German Federal Cartel Office approves the merger according to ss. 24a para. 4 GWG or the time period for an interdiction of the Cartel Office is expired. The contracting parties will notify the merger without delay to the German Federal Cartel Office.

                             VIII. POWER OF ATTORNEY

(1)   The appeared hereby authorise the employees of the notary

            Gisela Schmitt, Andrea Grober and Beatrice Appel, all with business address at: Darmstadter Landstrasse 125, 60598 Frankfurt am Main

      each of them alone and exempted from the restrictions of ss. 181 BGB under the responsible control of the acting notary

      a)    to change and amend the merger contract

      b)    to hold shareholder meetings and to adopt resolutions

      c)    to change or amend applications to the commercial register.

      as far as these measures are necessary to finalise the transaction according to this agreement.

(2) The parties agree internally that this power of attorney may only be used after written approval of the parties; the commercial register and all other public authorities do not have to prove whether the approval was given.

                              IX. FINAL PROVISIONS

(1) The contracting parties shall observe secrecy in all matters of the present contract and its execution and shall abstain from all measures which could be suited to impair the execution of the contract or the image of a contracting party in the public at large or among customers.

(2) Declarations under this contract shall be addressed by registered letter or courier to the aforegiven address or to such address last given by the addressee for such purpose.

(3) In the event of a contracting party not making use of a contractual right or exercising such right at a later date this shall not be considered as a disclaimer of any such right. In the same way no party shall be excluded from exercising rights where such party has exercised any such right only partially.

(4) WC shall have the right to transfer the rights and duties as under the present contract to another German company as long as it has a dominating influence on such company (ss.17 AktG). In such case WC guarantees herewith that such company observes all provisions of this agreement and its annexes in the protection of rights and in the fulfillment of commitments. Sellers are entitled to assign purchase price claims as far as set-offs and rights of retention are not affected; otherwise the assignment of rights under this contract is excluded.

(5) Each contracting party shall defray its costs of legal and economic consultancy incurred in connection with this basic agreement and all annexes, including taxes on income. The costs for this contract and its execution shall be borne by the company. The costs for the transfer of shares shall be borne by the purchasers.

(6) Statements in respect of this contract, its conclusion or its execution require the prior consent of the other contracting parties.

(7) This contract, plus its annexes, contains the entire agreement of the contracting parties on the subject matter of the contract. All earlier written or oral declarations during negotiations or other arrangements related thereto are thus cancelled.

(8)   Amendments to this contract require written form.

(9) Should individual provisions of this contract and its annexes be or become legally ineffective, then the contract shall be so construed or amended that the economic purpose intended by the ineffective provision is achieved in the best possible way; this shall apply analogously to the filling of contractual gaps. The invalidity or ineffectiveness of individual provisions of this contract and its annexes shall not entail the invalidity or ineffectiveness of the remaining provisions.

(10)  This contract shall be subject to German law.

(11) All disputes between the contracting parties among each other which concern the contents of this contract or its coming to existence shall be decided by an arbitral tribunal pursuant toss.1025 German Code of Civil Procedure (ZPO) ousting jurisdiction of the normal courts subject to the separately signed arbitration agreement

                           - pursuant to ANNEX VII.1 -

      which provides for further details and which then shall form part of this contract.

(12) Venue shall be - as far as normal courts have jurisdiction and as far as legally admissible - Frankfurt am Main.

The above record and it annexes was read aloud by the notary public to the appeared persons, was approved by them and signed by them in their own hand as follows:


                                         ---------------------------------------
                                                              for Doris Ballauff


                                         ---------------------------------------
                                                               for Michael Emken


                                         ---------------------------------------
                                                                for Irene Koenig

                                         ---------------------------------------
                                                            for Deutsche Bank AG


                                         ---------------------------------------
                                                      for Carl Jaspers Sohn GmbH


                                         ---------------------------------------
                                  for Jaspers Industrie Assekuranz GmbH & Co. KG


                                        ----------------------------------------
                  for Industrie Assekuranz Gesellschaft mit beschrankter Haftung


                                         ---------------------------------------
                                                         for Willis Corroon GmbH


                                         ---------------------------------------
                                         for C. Wuppesahl & Co. Assekuranzmakler


                                         ---------------------------------------
                                                for C. Wuppesahl Management GmbH


                                         ---------------------------------------
                                                                for C. Wuppesahl


                                         ---------------------------------------
                                         for C. Wuppesahl & Co. Assekuranzmakler


                                         ---------------------------------------
                                     for 68. Verwaltungsgesellschaft Dammtor mbH

                                         ---------------------------------------
                                                    for Willis Corroon Group plc



                                         ---------------------------------------
                                                  Dr. Gunter Paul, Notary Public

ANNEX VI.1

                                                            Translation


                         WARRANTIES AND REPRESENTATIONS
                         ------------------------------


1.   REPRESENTATIONS UNDER COMPANY LAW

(1) JIA is a Kommanditgesellschaf/KG (limited commercial partnership), IAG is a Gesellschaft mit beschrankter Haftung/GmbH (limited liability company), and Wuppesahl is an Offene Handelsgesellschaft/OHG (general commercial partnership). Said partnerships and company have been formally established and exist under German law. Since their establishment nothing occurred which would justify to strike off said corporate entities from the Handelsregister (German Commercial Register). No proceedings have been commenced or resolutions have been passed for the liquidation of said corporate entities, or insolvency proceedings have been initiated against them nor any composition proceedings in or out of court.

(2)  THE HANDELSREGISTERAUSZUGE (commercial register excerpts)

                               - IN ANNEX VI.1.1 -

     contain all particulars of the partnerships/companies registered and requiring or capable of registration.


2.   BRANCH ESTABLISHMENTS

     JUA, IAG and Wuppesahl hold no interests in the capital of any body corporate, neither directly nor indirectly, or are a member of a partnership, or of another company, unless listed otherwise


                               - IN ANNEX VI.1.2 -

3.   INTERESTS IN THE COMPANIES

     The particulars concerning the partners and shareholders of JIA, IAG and Wuppesahl

                               - IN ANNEX VI.1.3 -

     are ture and accurate in all respects.

4.   CONDUCT OF BUSINESS

     To the best of the knowledge of the partners/shareholders the business transactions of the partnerships/companies have always been conducted in compliance with all laws and regulations applicable to it in all relevant jurisdictions.

5.   CONSENTS

     All consents to the conclusion and performance of the present agreement and its annexes have been obtained unless consents required have been expressly waived; in particular the partners and shareholders, the advisory board members and the managing directors of the companies have consented to the transfer transactions.

6.   ANNUAL ACCOUNTS

(1) All annual accounts (JAHRESABSCHLUSSE) of JIA, IAG and Wuppesahl required by law to be filed with the administrative or fiscal authorities, respectively, have been or will be duly filed with said authorities, together with all legally required documents, within the time limits set by these authorities.

(2) The Annual accounts of JIA, IAG and Wuppesahl for the fiscal years 1994 to, including 1996 (independent of whether or not they were filed pursuant to fig. 6.1, above) comply in all respects with the generally accepted principles of accounting valid in the Federal Republic of Germany; this applies equally to form and content of annual accounts of limited commercial partnerships, companies with limited liability or general commercial partnerships, respectively, the manner in which assets and liabilities are dealt with, including provisions and reserves for future risks or comparable contingent liabilities, and the profit and loss accounts of the respective bodies corporate concerned. Said principles and laws have been applied on a consistent basis. All annual accounts have been audited and testified by either Wirtschaftsprufungsunternehmen WEDIT Wollert-Elmendorff GmbH, WeissenburgerstraBe 20, 63739 Aschaffenburg or the auditor Joachim H. Clostermann, Bremen.

(3) Depreciation for wear and tear on assets of JIA, IAG or Wuppesahl are in conformity with the fiscal provisions.

(4)   Since January 01, 1997

      (a) business of JIA, IAG and Wuppesahl has been carried on in ordinary course;

      (b) no payments, business transactions or sales of assets were effected outside the ordinary course of business. Wuppesahl informs the other parties that it made at the end of 1997 a sale and lease back transaction with regard to its car pool;

      (c) nothing has occurred or has been omitted which has adverse effects on the course of business of JIA, IAG or Wuppesahl, with the exception of matter disclosed

                                - IN ANNEX VI. 1.4 -

(5) Since January 01, 1998, no profits have been distributed to the shareholders of JIA or Wuppesahl and no dividends of IAG have been declared, with the exception of those listed

                                - IN ANNEX VI. 1.5 -

7.    TAXES ETC.

(1) All taxes, fees, duties, impost, charges and levies, and the like, due in connection with the business of JIA,IAG and Wuppesahl have been paid fully and punctually. No fines or penalties are due or imminent. Taxes, fees, impost, charges and duties, and the like, which are still due from the past are covered by advance payments to the competent authorities and/or by provisions in the annual accounts of the year 1996.

(2) All annual accounts, tax declarations, refunds and other documents related to taxes, fees, duties, impost, charges and levies, etc., which are to be filed in connection with business of JIA, IAG and Wuppesahl to any Federal authority, Land (state) authority, regional or other administrative authority have been filed punctually and their contents were complete and accurate at the time of their filing. None of the aforelisted authorities notified JAI, IAG or Wuppesahl that they assume that there is any incompleteness of omission or rectification as to any one of the aforelisted documents, or have threatened JIA, IAG or Wuppesahl to start legal or administrative proceedings in relation to.

(3) All legal transactions between JIA, IAG or Wuppesahl and its shareholders, partners or subsidiaries have at all times been conducted at arm's length.

(4) The breakdown of the distributable equity capital (GLIEDERUNG DES VERWENDBAREN EIGENKAPITALS), as listed in the German Corporation Tax Return 1996 of IAG, is accurate in all respects.

8.    LEASING AGREEMENTS

(1)   The list

                                - IN ANNEX VI. 1.6 -

      Contains completely and accurately all leasing agreements (including gratuitous hire agreements (Leihvertrage), tenancy and lease agreements (MIET- UND PACHTVERTRAGE) and all other forms of contracts permitting the use of movable or immovable property in connection with the business of JIA, IAG or Wuppesahl) with an annual expenditure of DM 100,000 or more.

(2) All rent payments and other sums due under the aforelisted agreements have been paid punctually in full, and all other obligations thereunder have been complied with punctually.

9.   MOVABLE PROPERTY

     JIA and IAG own all movable property employed in connection with their respective business, excepted such movable property as listed in


                            -ANNEX VI. 1.6-.


     or such movable property for which the lease payment is below DM 100,000. All of such property is in good repair and operable and has been regularly maintained and serviced with the exception of the property listed in


                            -ANNEX VI. 1.7-.


     Wuppesahl owns or has the legal right to use all movable property except such movable property as listed in Annex VI. 1.6. All of such property is in good repair and operable and has been regularly maintained and serviced.


10.  INDUSTRIAL PROPERTY RIGHTS


     JIA, IAG and Wuppesahl are the registered owners or licensees of all industrial property rights (GEWERBLICHE SCHUTZRECHTE) they employ in connection with their respective business, and no licenses have been granted to anyone for these industrial property rights, and nobody has threatened any legal or administrative proceedings in connection with the use of said industrial property rights by JIA, IAG or Wuppesahl.

11.  LITIGATION


     JIA, IAG and Wuppesahl are not a party and have not been threatened to be made a party to any legal, administrative or arbitral proceedings in any jurisdiction. Moreover, they are not aware of any circumstances which reasonably could give cause to any such proceedings with the exception of those mentioned in


                            -ANNEX VI. 1.8-.


12.  CONTRACTS


(1)  With the exception of the contracts set forth in


                            -ANNEX VI. 1.9-.


     JIA, IAG and Wuppesahl are not parties to any contracts which cannot be terminated without penalty at twelve months' notice or less nor to any contract (employment contracts excepted) which commit them to pay more than DM 100,000.

(2) There are no warranties given or representations made by JIA, IAG or Wuppesahl as to commitments of third parties, and none of them is a contractual party to an agency, distribution or franchise agreement, except as disclosed in


                            -ANNEX VI. 1.10-.

     The corporation agreement between JIA and A & A is not terminated.

(3) All materials contracts signed by JIA, IAG or Wuppesahl are in full force and effective, and no party to any such contract is in default of the performance of its obligations thereunder.


13.  CUSTOMER RELATIONS


     The implementation of any of the matters contemplated by the present agreement constitute no breach of contract, and avoidance of commitments on the part of JIA, IAG or Wuppesahl, and entities no third party to terminate any agreement with JIA, IAG or Wuppesahl.


14.  EMPLOYEES AND PENSIONS


(1)  The list in


                            -ANNEX VI. 1.11-.


     contains all names of the employees of JIA, IAG and Wuppesahl with an annual salary of DM 100,000 or more as well as of all managing directors. In the column with the heading "Bonus" the highest amount is entered which such persons on the basis of promises, understandings or actual practices are receiving in addition to their salaries for the current year or will be receiving in future years.

(2) The terms and conditions upon which the above mentioned persons are employed are substantially as set out in

                                -ANNEX VI.1.12-.

(3) With the exception of pension or social security funds to which they are obliged by law to contribute and except as listed in

                                -ANNEX VI.1.13-.

     JIA, IAG and Wuppesahl are not contracting parties or contributors to any funds, pension plans or pension commitments to past, present or future employees, managing directors or their spouses or offspring. All social security contributions have been paid punctually and in full.

(4) None of the employees of JIA, IAG or Wuppesahl receiving an annual remuneration exceeding in the aggregate DM 100,000 has or has been given a notice of termination, nor have JIA, IAG or Wuppesahl plans to give such notice of termination. The former managing director Zilkens has been terminated. The following terminated employment relationships exist at JIA on January 1998:

     Branch Berlin        Witte, Werner              Termination to 31.03.1998
     Branch Frankfurt     Fehling, Bernd-Michael     Termination to 31.10.1998
     Branch Munich        Schaffer, Kurt             Termination without notice;
                                                     termination is subject to
                                                     court proceedings;
                                                     employee is released from
                                                     work until the end of his
                                                     employment contract at 31
                                                     December 1999.

     Wuppesahl informs the other parties that they have concluded with Mr. Harald Dux, Dusseldolf, a termination agreement with effect 28 February 1998. Furthermore, the company offered Ms. Anke Jones, Dusseldof, a new job in the branch office in Cologne. If Ms. Jones does not accept this reasonable transfer the company intends to terminate her employment agreement.

(5)                -ANNEX VI.1.14-.

     contains a complete and accurate list of all collective bargaining agreements (Tarifvertrage) and all in-house collective labour agreements (Betriebsvereinbarugen) which are binding on JIA, IAG or Wuppesahl.

15.  Capital Expenditure

     JIA, IAG and Wuppesahl have not committed themselves to incur more than DM 1,164,000 in the future for the acquisition of capital goods
     (INVESTITIONSGUTER).

16.  Insurance

     At all times all assets and liabilities of JIA, IAG and Wuppesahl were fully covered by insurance in accordance with the principles of prudent business policies at such amounts sufficing to cover all risks which can be reasonably be expected to affect business operations. The third party liability insurance for property damages of JIA has a limit of DM 60,000,000.